CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-94997, 333-157820, 333-175274, 333-200983, 333-219921, 333-233353, and 333-261490 on Form S-8 of Immersion Corporation of our report dated July 1, 2024, relating to the consolidated financial statements of Barnes & Noble Education, Inc. and subsidiaries, as of and for the years ended April 27, 2024 and April 29, 2023 included in the Annual Report (Form 10-K) of Barnes & Noble Education, Inc. and subsidiaries for fiscal year 2024 filed with the Securities and Exchange Commission and incorporated by reference in this Current Report on Form 8-K/A of Immersion Corporation.

Ernst + Young, LLP

Iselin, New Jersey
August 26, 2024